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Exhibit 5.1                                                                                                                     January 6,  2009

Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey  07039

Re:	Columbia Laboratories, Inc.

Dear Ladies and Gentlemen:

We have reviewed the registration statement on Form S-3 (Registration Statement No. 333-155530) (the “Registration Statement”) of Columbia Laboratories, Inc., a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on November 20, 2008 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale of securities of the Company, including shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). Our review was conducted in connection with a proposed offering (the “Offering”) of 451,807 shares of Common Stock for an aggregate offering price of $749,999.62 pursuant to the Registration Statement and the prospectus supplement and accompanying base prospectus relating to the Offering (together, the “Prospectus”).

In connection with the above, we have reviewed the Company’s certificate of incorporation (certified by an officer of the Company), its by-laws, resolutions adopted by its Board of Directors and a committee thereof, the Registration Statement, the Prospectus and such other documents and proceedings as we have deemed appropriate. We have also examined such certificates of the Company’s officers and other persons or entities, including public officials, as we have deemed relevant and appropriate as a basis for the opinion expressed herein, and we have made no effort to independently verify the facts set forth therein.

On the basis of such review, and having regard to legal considerations that we deem relevant, we are of the opinion that the 451,807 shares of Common Stock to be offered pursuant to the Prospectus in the Offering have been duly authorized and, when issued in accordance with the terms set forth in the Prospectus and the stock purchase agreement between the Company and Numoda Corporation dated January 6, 2009 against payment therefor, will be duly and validly issued, fully paid and nonassessable.

Our opinion set forth above is based as to matters of law solely on applicable provisions of the General Corporation Law of the State of Delaware, and we express no opinion as to any other laws, statutes, ordinances, rules or regulations.  References to the General Corporation Law of the State of Delaware used herein include the provisions of that statute and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the provisions of such statutes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus.  In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ Kaye Scholer LLP

Kaye Scholer LLP

Exhibit 5.1